Exhibit 10(bb)

           AGREEMENT OF RESIGNATION, SEVERANCE, CONFIDENTIALITY,
      NON-SOLICITATION, ARBITRATION AND GENERAL RELEASE OF ALL CLAIMS

This AGREEMENT OF RESIGNATION, SEVERANCE, CONFIDENTIALITY, NON-SOLICITATION, ARBITRATION AND GENERAL RELEASE OF ALL CLAIMS (hereinafter "Agreement") is made and entered into between William E. Robson (hereinafter "Robson" or "Employee") and Luby's Cafeterias, Inc. and its subsidiaries and affiliate organizations and Luby's Restaurants Limited Partnership (hereinafter "Luby's" or "Employer"), for the consideration and mutual promises hereinafter stated, as follows:

1. This Agreement shall become effective on the date of execution by Robson. The parties agree that Robson will receive the following compensation in exchange for and consideration of this Agreement:

   a.   Robson will receive his regular monthly salary through July 1, 1998.

   b. Beginning on August 1, 1998 and ending on November 1, 2006, Robson will receive a single monthly check representing the following two (2) components:

   (1) Component One: Three Thousand Dollars ($3,000.00) gross. Component One is considered previously earned by Robson under a deferred compensation agreement dated April 5, 1982, and amended thereafter, as well as a Supplemental Executive Retirement Plan (SERP) effective December 31, 1995 under which Robson is covered. Component One shall be paid until November 1, 2006 in 100 monthly payments to Robson, his spouse or his estate.

   (2) Component Two: Five Thousand Dollars ($5,000.00) gross. Component Two shall be paid until November 1, 2006 in 100 monthly payments, except as otherwise provided in this Agreement. In the event of Robson's death before the age of 65, the $5,000.00 per month sum shall be reduced to $2,500.00 per month which will thereafter be paid to Robson's surviving spouse during her lifetime for the duration of the 100-month period.

NOTE: The parties agree that Component One monthly payments will be reported to Robson and the IRS on Form 1099-R, and Component Two monthly payments will be reported to Robson and the IRS on Form W-2. The issuance of W-2 statements does not imply that Robson continues in the capacity of an employee of Luby's.

   c. Luby's will continue payment of premiums for Robson's current health insurance until September 1, 1998. Thereafter, Robson may continue coverage under Luby's' health insurance program until he reaches the age of 65 as long as Robson pays the premium (set at the cost to Luby's). Failure by Robson to timely reimburse Luby's for the cost of health insurance premiums will result in cancellation of coverage. The provisions of this paragraph dealing with Robson's right to continue purchasing health insurance benefits under an existing Luby's program shall remain effective only for so long as Luby's health plan(s) permit.

   d. The parties understand and agree that this Agreement is not intended to and in no manner waives any existing rights Robson has to exercise stock options pursuant to the Management Incentive Stock Plan. Provided, however, that by execution of this agreement, Robson does in all particulars waive his rights, if any, to receive any benefits under any performance unit awards granted to Robson. Robson further understands and agrees that he must continue to abide by the terms of the Management Incentive Stock Plan in order to preserve and/or avoid waiving his rights under said Plan.

   e. The parties understand and agree that Robson has been a participant in the Luby's Profit Sharing Plan, and said Plan provides him the option to remain a participant therein until he reaches the age of sixty-five (65). Nothing in this Agreement is intended to in any way limit Robson's right to participate in said Plan pursuant to the Plan's policies. Similarly, the parties understand and agree that Robson has participated in a 401K Plan adopted by Luby's in March of 1997. Robson, likewise, has the option of continuing to participate in said 401K Plan, provided he pays the annual fee required of all retired participants. Nothing in this Agreement is intended to in any way affect Robson's rights to participate in said 401K Plan, subject to the limitations applicable to retired participants.

   f. The parties understand and agree that this Agreement shall in all particulars terminate Robson's Supplemental Executive Retirement Plan (SERP) and Robson's deferred compensation Agreement.

   g. Effective as of the effective date of this Agreement or sooner, Luby's will transfer title to the company vehicle (as of March 31, 1998, said vehicle having a book value of $11,671.00) currently being driven by Robson into Robson's name. As of the date of transfer of title in said vehicle to Robson from Luby's, Luby's shall cause to be issued to Robson a statement of the book value of said vehicle as of the last day of the month immediately preceding the date of transfer. The meal card as currently available to Robson will continue as available to other individuals retired from Luby's.

   h. Luby's will provide Robson with out-placement service for six (6) months from the date of execution of this Agreement and will consider extending such out-placement service if, pursuant to the written opinion of a representative of the out-placement firm, Robson is actively and aggressively engaged in finding employment.

2. Robson agrees, contemporaneous with the signing of this Agreement, to resign as an employee of Luby's Restaurants Limited Partnership as of September 1, 1998, subject to his right to resign prior to said date by giving notice of such intent, in writing, to Luby's and Robson further agrees to resign as an Officer and Director of Luby's Cafeterias, Inc. and its subsidiaries effective immediately upon the execution of this Agreement and as set forth in Exhibit "A" to this Agreement, attached hereto and incorporated by reference herein. Robson may (at his election) remain on Luby's Restaurants Limited Partnership's payroll in a leave of absence capacity for purposes of Luby's' Profit Sharing Plan to September 1, 1998. In order to protect Robson's rights, Luby's' Board of Directors will approve his retirement from Luby's Restaurants Limited Partnership under its current retirement program, effective September 1, 1998. Upon resignation by Robson, all benefits of employment with Luby's will terminate except as those specifically set forth in this Agreement. Only those rights, benefits and payments as specifically set forth herein will be preserved and, by this Agreement, Robson waives claim to any other benefits. Robson further acknowledges that, except as specifically set forth elsewhere in this Agreement, the above payments constitute full satisfaction of all salary, bonuses, vacation and compensation obligations to Robson on behalf of Luby's.

3. Robson, with full understanding of the contents and legal effect of this Agreement, promises to and does hereby completely release and forever discharge Luby's, and any of its respective parent, affiliated or related companies, divisions, or subsidiaries and its respective officers, directors, agents, employees, attorneys, successors and assigns ("Released Parties") from any and all claims, of any and every kind, nature and character, known or unknown, including any and all claims which Robson may now have, or has ever had, against the Released Parties which arose or may have arisen, in whole or in part, before the date of this Agreement, back to the beginning of time, regardless of whether such claims are real or fanciful or known to Robson at this time, including, but not limited to, any and all claims, rights, demands, or causes of action, including, but not limited to causes of action arising out of or in connection with the employment relationship between Employee and Employer prior to, and as
of the effective date hereof.   The foregoing Release includes, but is not
necessarily limited to, any and all claims arising under any federal law such as Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. section 2000 e et seq., the Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq., the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. section 623 et seq., the Employment Retirement Income Security Act of 1975, as amended, "ERISA", 29 U.S.C. section 1001 et seq., the Civil Rights Acts appearing at
42 U.S.C. section 1981-88, the Civil Remedies Provisions available pursuant to 18 U.S.C. section 1964, the Americans With Disabilities Act, 42 U.S.C. section 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. section 201 et seq., and as amended, the Equal Pay Act of 1963, 29 U.S.C. section 206, any claim arising out of any state law including the Texas Commission on Human Rights
Act, Texas Labor Code Sections 21.001 et seq.; the Texas Workers' Compensation Act, Texas Labor Code Sections 401.001 et seq., including Section 451.001 et seq. and any and all other federal, state or local legislation relating to, governing or protecting employment relationships, employment practices or any other matters. Also released are any and all claims arising under common law, including, but not limited to, those for breach of contract, wrongful termination, breach of the covenant of good faith and fair dealing, termination for reasons violative of public policy, constructive discharge, intentional and/or negligent infliction of emotional distress, inducing breach of contract, interference with contractual relationship, interference with prospective economic advantage, retaliation, or defamation, including self-compelled publication. Robson acknowledges that this Agreement includes a release of any and all damages of whatever nature or extent for which Robson could have sought recovery.

4. Luby's and any of its respective parent, affiliated or related companies, divisions, or subsidiaries and its respective officers, directors, agents, employees, attorneys, successors and assigns with full understanding of the contents and legal effect of this Agreement, promises to and does hereby completely release and forever discharge Robson, his assigns, heirs, administrators and executors from any and all claims, of any and every kind, nature and character, known and unknown including any and all claims which Luby's may now have, or has ever had, against Robson which arose or may have arisen, in whole or in part, before the date of this Agreement, back to the beginning of time, regardless of whether such claims are real or fanciful or known to Luby's at this time, including, but not limited to, any and all claims, rights, demands, or causes of action, including, but not limited to causes of action arising out of or in connection with the employment relationship between Employee and Employer prior to, and as of the effective date thereof. The parties understand and agree that the indemnification portions of Article VIII of Luby's' bylaws remain in effect. The parties further understand and agree that nothing in this Agreement shall be construed to amend and/or provide any greater rights to indemnity for Employee than those provided in Article VIII of Luby's' bylaws.

5. In consideration of the mutual covenants set forth herein, Robson and Luby's agree that Employer's participation in and execution of this Agreement does not in any way constitute an admission by the Employer of any liability to Employee for any breach of any aspect of the employment relationship which existed between Employer and Employee, including, but not limited to the commission of any tortious or other acts by Employer against Employee or any other unlawful act whatsoever. Employee understands that this Agreement does not constitute an acknowledgment by Employer of any liability to or any wrongful act toward him.

6. It is mutually agreed and understood by Robson and Luby's that this Agreement shall resolve any and all obligations the parties have to one another arising out of the employment relationship and contractual terms which existed between Robson and Luby's, except as specifically set forth in this Agreement. It is also the understood purpose and intent of this Agreement to resolve any and all claims which Employee may have against Employer and which could be asserted against Employer arising out of the relationship which has at any time existed between Robson and Luby's.

7. Employee acknowledges that the previously existing employment relationship between him and Employer has at all times been one of employment at will, with either party having had the right to terminate the employment relationship at any time, with or without cause, or other justification. Such mutual right of termination is and has been in full force and effect throughout the entire period of the employment relationship.


8. Robson acknowledges that Luby's has heretofore paid him all wages, bonus and vacation pay to which Employee was due as of the close of business on the effective date of this Agreement. These payments were due to Employee and are not consideration for this Agreement. Robson agrees and understands that the compensation provided pursuant this Agreement includes any and all benefits owing and due to him arising from the employment relationship prior to and as of the effective date hereof, including, but not limited to all unused vacation, bonus pay, wages, salaries or other compensation and all other terms and conditions of employment.

9. Robson, having been an officer and member of the Board of Directors of Luby's prior to his resignation, agrees that in said capacities he owed a duty of loyalty to Luby's as well as a fiduciary duty to Luby's and its stockholders, and, therefore, Robson agrees not to use or provide to any third party any trade secrets, confidential or proprietary information obtained by him from Luby's unless specifically agreed to in writing by Employer. In addition, Robson specifically agrees to refrain from solicitation for employment and agrees to refrain from assisting another in the solicitation for employment of any current or future management level employee of Luby's or its affiliates (including, but not limited to Water Street) or any non-management level employee who, at the date of solicitation, has ten (10) years of service with Luby's and/or its affiliate(s) (including, but not limited to, Water Street) organizations. In this regard, the parties understand and agree that the term "management level employee" shall include all officers and/or directors of Luby's or any of its affiliate organizations and all cafeteria managers, associate managers, assistant managers and/or manager trainees. Robson agrees that he will not interfere in any employment relationship which exists between Luby's and any current or future management level employee or non-management level employee with ten (10) or more years of service with Luby's. Should Robson commence employment with and/or provide services of any form on behalf of any enterprise whose primary line of business is the operation of conventional cafeterias, all Component Two payments referenced in Paragraph 1(b)(2) of this Agreement shall cease as of the date of such violation. Robson and Luby's agree that if Robson violates any non-solicitation provisions, Employer's obligation to make the Component Two monthly payments as set forth in this Agreement will cease as of the date of such violation. Termination of these payments under this provision will not affect the remaining obligations, waivers and releases contained in this Agreement. The parties agree that Luby's can enforce Robson's promises not to solicit employees, above described, through a court proceeding seeking injunctive and monetary damage relief in addition to the other provisions of this Agreement. Robson further agrees that he will not make derogatory or disparaging remarks regarding Luby's, its officers, directors, and/or members of management. Additionally, Robson shall make no derogatory or disparaging remarks concerning his employment with or the circumstances surrounding his resignation from Luby's and Luby's agrees to make no derogatory or disparaging remarks concerning Robson's employment with Luby's or in regards to the circumstances surrounding his resignation.

10. On or before the effective date of this Agreement, Robson shall return to Employer any and all property of Employer, except as provided in paragraph
(1)(g) of this Agreement, in his possession or custody, such as keys, credit cards and documents.

11. Robson acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made by or on behalf of Employer to induce his execution of this document. Robson further states that the only representations made in order to obtain his consent to this Agreement are stated herein and that he is signing this Agreement voluntarily and without coercion, intimidation or threat of retaliation. Robson hereby acknowledges that he has been advised (and has had an adequate opportunity) to have this document reviewed by an attorney or representative of his choice acting on his behalf and that the contents of this document have been explained to the Employee and he understands them in full.

12. Employee further understands and acknowledges that Employer has offered to provide him a period of at least twenty-one (21) days to consider whether to execute this Agreement. Both Employee and Employer further understand and acknowledge that Employee is not required to wait until the expiration of said 21-day period to advise Employer whether he has determined to execute this Agreement.

13. Employer understands and acknowledges that, should Employee in fact execute this Agreement, he shall have a period of seven (7) calendar days following the date of such execution in which to revoke this Agreement. Both Employee and Employer further understand and acknowledge that this Agreement shall not become effective or enforceable until Employee has executed this Agreement and the seven calendar day period has expired without Employee exercising his right to revoke this Agreement. If Employee chooses to revoke this Agreement, he shall do so in writing by delivering such writing in person to Barry J.C. Parker at the offices of Luby's.

14. The parties agree that, except as expressly provided herein, all disputes related to the terms and conditions of this Agreement, including interpretation of those terms and conditions and claims that this Agreement has been breached, shall be submitted to final and binding arbitration in accordance with the provisions of the Federal Arbitration Act ("FAA"), 9 U.S.C. section 1, et seq. If for any reason the FAA is found to be inapplicable, such action may be commenced pursuant to the Texas General Arbitration Act, TEX. CIV. PRAC. &
REM. CODE ANN. section 171.001 (Vernon Supp. 1998). The parties agree to the following terms:

   a. Agreement to Arbitrate. The parties recognize and agree, in lieu of any other state or federal law, statute, provision, and/or requirement that should any dispute, claim, or controversy arise between the parties concerning the interpretation and/or application of the terms of this Agreement and/or any other disputes between the parties that arose, or may have arisen, as a result of the employment relationship between Robson and Luby's and/or its affiliates and/or Robson's status as an officer and/or director of Luby's, the parties must submit such dispute(s) to final and binding arbitration as the exclusive remedy to all parties herein. The forum will be Bexar County, San Antonio, Texas. Employer and Employee further agree that such agreement to arbitrate shall not encompass any claims by Employer or Employee for injunctive or equitable relief.

   b. Selection of Arbitrator. Employer and Employee agree that any dispute, claim or controversy described above which cannot otherwise be settled amicably between the parties in a mutually agreeable fashion, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. section 1-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the rules and procedures set forth in the "Employment Dispute Mediation and Arbitration Procedure" manual of Conflict Solutions, LLC ("CSL"). "CSL" may be contacted at: 112 E. Pecan, 25th Floor, San Antonio, Texas, 78205; (210) 227-8060; fax (210) 227-4268.

   c. Authority of Arbitrator. The parties agree that a decision by the arbitrator so selected shall be final and binding upon both parties, their heirs, representatives, and/or assigns. The arbitrator shall have exclusive authority to determine the arbitrability of any dispute. The arbitrator shall issue a written report in which he fully explains the reasons for his decision and the results reached. The arbitrator shall issue such report within thirty
(30) calendar days following the close of the hearing and/or the date of the receipt of the transcript (if any) of the hearing, or within such further time as is mutually agreed to by the parties. The award of the arbitrator shall be final and judgement upon the award may be entered in any state or federal court having jurisdiction.

   d. Costs. The parties will share equally the cost of the arbitrator as to fees and expenses. Each party will be required to pay their own expenses, such as cost of counsel, witnesses, and copies of transcript (if any) ordered, except that the arbitrator shall have the authority to assess costs against the losing party and to award reasonable attorney's fees to the prevailing party where such award would be permitted under the law governing the claims involved.

   e.   Status, Pending Arbitration.   Both parties hereto agree that in the
event that either party alleges a violation of this agreement that either party may seek injunctive relief. In the event a Court of competent jurisdiction determines that injunctive relief is proper, then both parties hereto agree that the term of any injunctive relief will continue through the date of the decision of the arbitrator becomes final.

15. Robson and Luby's agree that the monies paid to Robson hereunder are gross amounts due, with Luby's being required to make such deductions therefrom as required by applicable State and/or Federal taxing authorities. Robson is solely responsible for the payment of all assessments and/or taxes due, or allegedly due, by him to such taxing authorities for the sums received. Robson further agrees to indemnify Luby's in the event of any taxing authority seeking payment from Luby's of Robson's taxes and/or assessments that are due by Robson to any taxing authority.

16. This Agreement shall be binding on Robson's representatives, counsel, heirs, legatees, executors, administrators, successors and assigns, and shall inure to the benefit of Luby's and the released parties, its successors, and assigns and its officers, directors, agents and Employees.

17. This Agreement shall be construed and governed by the laws of the State of Texas with venue in Bexar County. The parties hereto further agree that if, for any reason, any provision hereof is unenforceable, the remainder of this Agreement shall nonetheless remain binding and in effect.

18. This Agreement constitutes the complete understanding between Robson and Luby's and supersedes any and all prior agreements, promises and inducements concerning the subject matter, except as expressly set forth herein.


DATED at San Antonio, Bexar County, Texas this 30th day of April, 1998.


                                            WILLIAM E. ROBSON
                                            ____________________________________
                                            William E. Robson


                                            LUBY'S CAFETERIAS, INC. AND ITS
                                            SUBSIDIARIES AND AFFILIATE
                                            ORGANIZATIONS AND LUBY'S
                                            RESTAURANTS LIMITED PARTNERSHIP


                                            BARRY J.C. PARKER
                                            ___________________________________
                                            By:  Barry J.C. Parker
                                            President


STATE OF TEXAS

COUNTY OF BEXAR

BEFORE ME, this day personally appeared William E. Robson, who after first being sworn, did state and depose on his oath that he is the person whose signature appears above, and that he has executed the foregoing Agreement of Resignation, Severance, Confidentiality, Non-Solicitation, Arbitration and General Release of All Claims for the purposes and consideration therein expressed.

WITNESS MY HAND AND SEAL OF OFFICE, this 30th day of April, 1998.

RENE ALFARO, JR.
___________________________________________
Notary Public in and for the State of Texas



STATE OF TEXAS

COUNTY OF BEXAR

BEFORE ME, this day personally appeared Barry J.C. Parker, who after first being sworn, did state and depose on his oath that he is the person whose signature appears above, and that he has executed the foregoing Agreement of Resignation, Severance, Confidentiality, Non-Solicitation, Arbitration and General Release of All Claims for the purposes and consideration therein expressed.

WITNESS MY HAND AND SEAL OF OFFICE, this 7th day of April, 1998.


DEBRA L. WAINSCOTT
___________________________________________
Notary Public in and for the State of Texas

                                     EXHIBIT "A"


TO:       Barry J.C. Parker

FROM:     William E. Robson

SUBJECT:  Resignation

DATE:     April 30, 1998


I hereby resign from employment with Luby's Restaurants Limited Partnership effective September 1, 1998, which resignation is irrevocable and, as an Officer and Director of Luby's Cafeterias, Inc. and its subsidiaries and affiliate organizations and Luby's Restaurants Limited Partnership, effective as of the date of this memorandum.



WILLIAM E. ROBSON
______________________________
William E. Robson

                                                              Exhibit 10(cc)

                            SALARY CONTINUATION AGREEMENT

     This agreement is made and entered into as of May 14, 1998, between LUBY'S CAFETERIAS, INC., a Delaware corporation (the "Company"), and SUE ELLIOTT ("Employee").

     1. Employment. Employee has accepted employment with the Company as its Senior Vice President-Human Resources. In connection with such employment, the Company has agreed to a continuation of Employee's salary under certain circumstances, as set forth herein.

     2.  Salary Continuation.	  If the employment of Employee is terminated by
the Company without good cause (as hereinafter defined) prior to May 14, 2000, the Company will continue to pay Employee's regular monthly salary until the later of (a) May 14, 2000, or (b) the expiration of 12 months after the date such employment is terminated by the Company; provided, however, that no salary payments shall be made subsequent to the date on which Employee accepts employment with another employer.

     3. Good Cause Defined. The term "good cause" as used in this Agreement shall mean (a) willful and continued failure of Employee to substantially perform his duties as a senior officer of the Company, or (b) Employee's willfully engaging in gross misconduct materially injurious to the Company.

4. Termination for Good Cause. If the Employment of Employee is terminated by the Company for good cause, no salary payments shall thereafter be made by the Company to Employee.

Executed in duplicate originals as of the date first above written.

                                LUBY'S CAFETERIAS, INC.



                                BY:  BARRY J.C. PARKER
                                     ________________________
                                     Barry J.C. Parker
                                     President and
                                     Chief Executive Officer





                                     SUE ELLIOTT
                                     ________________________
                                     Sue Elliott

                                                               Exhibit 10(dd)

                          SALARY CONTINUATION AGREEMENT

     This agreement is made and entered into as of June 1, 1998, between LUBY'S CAFETERIAS, INC., a Delaware corporation (the "Company"), and ALAN DAVIS ("Employee").

1. Employment. Employee has accepted employment with the Company as its Senior Vice President-Real Estate Development. In connection with such employment, the Company has agreed to a continuation of Employee's salary under certain circumstances, as set forth herein.

     2.  Salary Continuation.	  If the employment of Employee is terminated by
the Company without good cause (as hereinafter defined) prior to June 1, 2000, the Company will continue to pay Employee's regular monthly salary until the later of (a) June 1, 2000, or (b) the expiration of 12 months after the date such employment is terminated by the Company; provided, however, that no salary payments shall be made subsequent to the date on which Employee accepts employment with another employer.

2. Good Cause Defined. The term "good cause" as used in this Agreement shall mean (a) willful and continued failure of Employee to substantially perform his duties as a senior officer of the Company, or (b) Employee's willfully engaging in gross misconduct materially injurious to the Company.

3. Termination for Good Cause. If the Employment of Employee is terminated by the Company for good cause, no salary payments shall thereafter be made by the Company to Employee.

     Executed in duplicate originals as of the date first above written.

                                         LUBY'S CAFETERIAS, INC.


                                         By:  BARRY J.C. PARKER
                                              _________________________
                                              Barry J.C. Parker
                                              President and
                                              Chief Executive Officer



                                              ALAN DAVIS
                                              _________________________
                                              Alan Davis